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                                                                    Exhibit 10.5

                                                                  EXECUTION COPY














                ESTRACE TRANSITIONAL SUPPORT AND SUPPLY AGREEMENT

                                     between


                      WESTWOOD-SQUIBB PHARMACEUTICALS, INC.



                                       and



                             WARNER CHILCOTT, INC.,





                          Dated as of January 26, 2000
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                                             TABLE OF CONTENTS

                                                 ARTICLE I

DEFINITIONS                                                                                              1
                  Section  1.1  Definitions                                                              1
                  Section  1.2  Other Definitions                                                        3
                  Section  1.3  Interpretations                                                          4

                                                ARTICLE II

GENERAL TERMS OF SUPPLY                                                                                  4
                  Section  2.1  Sale and Purchase of Product                                             4
                  Section  2.2  Forecasts                                                                6
                  Section  2.3  Ordering                                                                 6
                  Section  2.4  Minimum Inventory                                                        6
                  Section  2.5  Shipments                                                                7
                  Section  2.6  Receipt of Product; Acceptance                                           7
                  Section  2.7  Quality Control; Change in Specifications or Supplier                    9
                  Section  2.8  Material Safety Data Sheets                                             10
                  Section  2.9  WSP Supply Contracts                                                    10
                  Section  2.10  Line Extension Products and New Products                               10

                                                ARTICLE III

PURCHASE PRICE FOR PRODUCTS AND CLOSING INVENTORY                                                       10
                  Section  3.1  Purchase Price                                                          10
                  Section  3.2  Audit of Cost Records                                                   11

                                                ARTICLE IV

PAYMENTS AND REPORTS                                                                                    12
                  Section  4.1  Payment                                                                 12
                  Section  4.2  Mode of Payment                                                         12
                  Section  4.3  Taxes                                                                   12
                  Section  4.4  Late Payments                                                           12

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
                                                 ARTICLE V

COMPLIANCE WITH LAWS; REPRESENTATIONS AND WARRANTIES                                                    12
                  Section  5.1  Compliance with Law; Cooperation                                        12
                  Section  5.2  WSP Warranties                                                          13
                  Section  5.3  WC Warranties                                                           14
                  Section  5.4  DISCLAIMER OF WARRANTIES                                                14
                  Section  5.5  No Reliance by Third Parties                                            14

                                                ARTICLE VI

INDEMNIFICATION; REMEDIES FOR BREACH                                                                    14
                  Section  6.1  WSP Indemnity                                                           14
                  Section  6.2  WC Indemnity                                                            15
                  Section  6.3  Control of Proceedings                                                  15
                  Section  6.4  Remedy for Failure to Supply Products                                   16
                  Section  6.5  Insurance                                                               18
                  Section  6.6  Limitations on Liability                                                18

                                                ARTICLE VII

COMPLIANCE WITH GOVERNMENT REGULATIONS                                                                  19
                  Section  7.1  Government Communications                                               19
                  Section  7.2  Access to Records                                                       19
                  Section  7.3  Governmental and Regulatory Inspections                                 19
                  Section  7.4  WC Inspections                                                          19

                                               ARTICLE VIII

PRODUCT RECALLS; ADVERSE EXPERIENCES; PRODUCT QUALITY                                                   20
                  Section  8.1  Product Recalls                                                         20
                  Section  8.2  Adverse Experience                                                      20
                  Section  8.3  Product Quality Complaints                                              21
                  Section  8.4  Medical Inquiries                                                       22

                                                ARTICLE IX

CONFIDENTIALITY                                                                                         22
                  Section  9.1  Confidentiality Requirement                                             22
                  Section  9.2  Use of Information                                                      23
                  Section  9.3  Purchased Assets                                                        23
                  Section  9.4  Relief                                                                  23

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
                                                 ARTICLE X

TERMINATION                                                                                             23
                  Section 10.1  Term                                                                    23
                  Section 10.2  Breach                                                                  24
                  Section 10.3  Insolvency or Bankruptcy                                                24
                  Section 10.4  Termination Without Cause                                               24
                  Section 10.5  Effect of Termination                                                   24
                  Section 10.6  Accrued Rights, Surviving Obligations                                   25

                                                ARTICLE XI

FORCE MAJEURE                                                                                           25

                                                ARTICLE XII

ALTERNATE MANUFACTURERS                                                                                 25
                  Section 12.1  Qualification of Initial Alternate Manufacturer                         25
                  Section 12.2  Manufacture of Products by the Initial Alternate
                        Manufacturer During the Term                                                    27
                  Section 12.3  Transition of Entire Manufacturing to the Initial
                        Alternate Manufacturer                                                          27
                  Section 12.4. Technical Assistance Upon Termination of Agreement                      28

                                               ARTICLE XIII

NOTICES                                                                                                 28

                                                ARTICLE XIV

MISCELLANEOUS PROVISIONS                                                                                29
                  Section 14.1  Assignment                                                              29
                  Section 14.2  Non-Waiver                                                              30
                  Section 14.3  Dispute Resolution                                                      30
                  Section 14.4  Entirety of Agreement.                                                  31
                  Section 14.5  Public Announcements                                                    32
                  Section 14.6  Governing Law                                                           32
                  Section 14.7  Relationship of the Parties                                             32
                  Section 14.8  Counterparts                                                            32
                  Section 14.9  Severability                                                            32
                  Section 14.10  Expenses                                                               32

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
                  Section 14.11  Descriptive Headings                                                   32
                  Section 14.12  Amendments and Waivers                                                 32

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         ESTRACE TRANSITIONAL SUPPORT AND SUPPLY AGREEMENT dated as of January
26, 2000, between Westwood-Squibb Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware ("WSP"), and
Warner Chilcott, Inc., a corporation duly organized and existing under the laws of the State of Delaware ("WC").

         Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware and the parent of WSP ("BMS"), directly or indirectly through its Affiliates, manufactures, distributes, markets and sells three products known as Ovcon(R) 35, Ovcon(R) 50 (together with Ovcon(R)
35, "Ovcon") and Estrace(R) Cream ("Estrace"). WC (i) has entered into an Asset
Purchase Agreement dated as of the date hereof pursuant to which BMS will sell to WC, and WC will purchase from BMS, on the Effective Date, certain rights, title and interest in and to these three products, including intellectual property assets relating thereto and (ii) has entered into an Ovcon Transitional
Support and Supply Agreement dated as of the date hereof with Bristol-Myers
Squibb Laboratories Company, a corporation duly organized and existing under the laws of Ireland and a subsidiary of BMS ("BMSLC"), with respect to the supply of Ovcon by BMSLC to WC (the "Ovcon Supply Agreement").

         WC wishes to purchase from WSP, and WSP wishes to supply to WC, WC's entire requirements of each Product (as hereinafter defined), for use in the Territory, pursuant to the terms and conditions set forth in this Agreement.

         Accordingly, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. For purposes of this Agreement:

         "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

         "Agreement" shall mean this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time.

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         "Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated January 26, 2000, pursuant to which BMS had agreed to sell to WC, and WC has agreed to purchase from BMS, certain rights, title and interest in and to
Estrace and Ovcon.

         "Effective Date" means the Closing Date, as defined in the Asset
Purchase Agreement.

         "FDA" means the United States Food and Drug Administration.

         "Laws" means all laws, rules, regulations, ordinances and other requirements of any governmental authority or instrumentality.

         "NDA" shall mean a New Drug Application (including an Abbreviated New
Drug Application) or Product License Application for any Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Product which are necessary for FDA approval to market a Product in the United
States.

         "Party" means WSP or WC and, when used in the plural, shall mean WSP and WC.

         "Person" shall mean any individual, group, corporation, partnership or other organization or entity (including any Federal, state, local or non-U.S.
government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.).

         "Product" means any of the products listed on Schedule 1.1A, including any Line Extension Products that may be added to such Schedule pursuant to
Section 2.10.2, packaged and labeled in accordance with applicable Law and the applicable Product Registration, including all strengths and packaging configurations of the final finished dosage form presentations existing on the Effective Date. This definition shall cover both commercial and sample Products and references to Products in this Agreement shall be references to both commercial and sample forms of the Products.

         "Product Registrations" means the approvals or registrations for each Product which have been received by BMS or its Affiliates in the Territory, including without limitation the NDA for each Product.

         "Related Agreements" means the Asset Purchase Agreement, the Ovcon
Supply Agreement and the Trademark License Agreement.

         "Specifications" for each Product means such specifications for each Product as set forth in Schedule 1.1B, as the same may be amended or supplemented from time to time hereafter by WC pursuant to Section 2.7.2, by the mutual agreement of the Parties in a writing duly executed by authorized representatives of each Party hereto or in accordance with Section 2.7.4.

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         "Term" means the period from the Effective Date until the date that is ten (10) years from the Effective Date. The Term shall be deemed to expire on such earlier date as the Agreement is terminated in accordance with Article 10.

         "Territory" means all countries worldwide with the exception, with respect to the Estrace(R) trademark, of Canada.

         "Third Party" means any Person who or which is neither a Party nor an Affiliate of a Party.

         "Trademark License Agreement" means the Trademark License Agreement of even date herewith, under which WC has granted to BMS an exclusive, royalty free license to use the "Estrace(R)" trademark for the marketing, distribution and sale of tablets under the Estrace(R) name.

         Section 1.2 Other Definitions. The following terms have the meanings set forth in the Sections set forth below:


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                               TERM                                                  SECTION
                               ----                                                  -------
12.3.1 Notice                                                                        12.3.1

AAA                                                                                  14.3.2

Additional Alternate Manufacturer                                                    12.2.3

Back-up Termination Date                                                             12.3.1

BMSLC                                                                                Preamble

Confidential Information                                                             9.1.1

Executed Supply Default                                                              6.4.5

Forecast                                                                             2.2

Initial Alternate Manufacturer                                                       12.1.1

Initial Period                                                                       6.4.5

Line Extension Products                                                              Schedule 2.10.2

Lost Profits                                                                         6.4.5

Non-Serious Adverse Effect                                                           8.2.2

Ovcon Supply Agreement                                                               Preamble

Product Quality Complaint                                                            8.3

Purchase Price                                                                       3.1.1

Qualifying Product                                                                   6.4.5

Recall                                                                               8.1.1

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                               TERM                                                  SECTION
                               ----                                                  -------
Rules                                                                                14.3.2

Serious Adverse Event                                                                8.2.2

Significant Customers                                                                6.4.5

Stockout                                                                             6.4.5

Subsequent Period                                                                    6.4.5

Technical Assistance                                                                 12.1.5

WC Party                                                                             6.1

WSP Party                                                                            6.2


         Section 1.3 Interpretations.

                  1.3.1 In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

                  1.3.2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference herein to any Person shall be construed to include the Person's successors and assigns, (C) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

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                                   ARTICLE II

                             GENERAL TERMS OF SUPPLY

         Section 2.1 Sale and Purchase of Product.

                  2.1.1 During the Term of this Agreement, WC hereby grants to WSP a royalty-free, non-exclusive and non-transferrable right and license in the Territory under such rights and to use such assets that are owned or licensed by WC as are necessary to allow WSP to manufacture and supply the Products exclusively to WC under this Agreement. Notwithstanding the foregoing, WSP may transfer its right and license under this Section 2.1.1, at WSP's election, to an Affiliate or to the Initial Alternate Manufacturer in connection with the transfer of its manufacturing and supply obligations under this Agreement to such Affiliate or the Initial Alternate Manufacturer in accordance with Sections
2.7.3 and 12.3.1, respectively, provided that WSP may retain such right and license to the extent necessary to continue manufacturing the Products in accordance with this Agreement (including as contemplated by Section 12.3.2).

                  2.1.2 WSP shall use commercially reasonable efforts to sell to WC, and subject to Sections 6.4.3, 12.2.2 and 12.3, WC shall purchase from WSP, all of WC's requirements for each Product for distribution, sale and use in the Territory during the Term, pursuant to purchase orders submitted by WC to WSP from time to time in accordance with Section 2.3, at a price determined in accordance with Section 3.1, and subject to the warranties set forth in Section 5.2.1.

                  2.1.3 All Products purchased hereunder shall be resold by WC and its Affiliates solely in the Territory. All Products supplied hereunder shall be in finished dosage form, filled, labeled and packaged for commercial sale by WC in accordance with the terms and conditions of this Agreement and the Specifications and applicable Laws. WSP shall solely and exclusively supply the Products to WC and WC's designees, and neither WSP nor its Affiliates shall have the right to manufacture or supply the Products to any other Person. WSP shall be responsible for the purchase of all raw materials in accordance with the NDAs and other regulatory filings for the Products as necessary to supply finished Products to WC under this Agreement.

                  2.1.4 For up to 180 days following the Closing Date (or such earlier time as WSP may, in its sole discretion, determine), each Product manufactured hereunder shall continue to be labeled and packaged with the same labels and packaging that are currently used WSP in connection with the Products. After such time, each such Product shall be manufactured with a labeling and packaging identifying BMS or any Affiliate thereof as the manufacturer of the Products and WC (or WC's designee) as the distributor thereof. Within sixty (60) days following the Closing Date, WC shall provide to WSP final specifications for the revised labeling and packaging of each Product, including all necessary photo-ready art (or its substantial equivalent) reflecting such modification. Subject to the provisions of this Section 2.1.4, WC shall control all labeling and packaging content (and any changes or supplements thereto) for each Product and shall have the responsibility at WC's expense for any changes or supplements thereto, including the expense of securing any approvals required by the FDA or other applicable

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regulatory authorities for any such changes or supplements. WSP shall be responsible for obtaining such labels (and any changes or supplements thereto) in accordance with the content specified by WC. Any changes to the labeling and packaging shall be communicated to WSP in writing at least 90 days prior to the desired implementation date together with the required documentation specifying the content to be included in the labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). WSP shall not be required to implement such changes until its first batch run after the expiration of such 90-day period. Each Product shall be sold under one label throughout the Territory. Notwithstanding the foregoing, if at any time WC desires to sell Products under one or more additional labels, WC shall notify WSP of such desire, which notice shall include a reasonably detailed description of such proposed additional labels and WC's anticipated annual volume requirements for each SKU which will bear an additional label. WSP shall have the right, but not the obligation, to elect, at its sole option, to manufacture such Products with such additional label(s). If WSP elects to manufacture such Products with such additional label(s), all additional costs (calculated on a fully burdened cost basis) incurred by WSP in connection with such manufacturing of such Products with such additional labels shall be borne by WC. If WSP elects not to manufacture such Products with such additional label(s), WC may use the Initial Alternate Manufacturer to manufacture such Products under such label(s).

                  2.1.5 No terms and conditions contained in any purchase order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein.

         Section 2.2 Forecasts. Upon execution of this Agreement, and thereafter on the first business day of each calendar quarter during the Term, WC shall provide WSP with a good faith rolling forecast ("Forecast") of estimated quantities and anticipated delivery schedules, for each Product on a country-by-country basis, for the following 24-month period, by calendar quarters. Subject to Section 2.3.1, the first six (6) months of each such Forecast shall consist of the 3-month firm order placed by WC concurrently with such Forecast pursuant to Section 2.3.2 (to be delivered within months 4-6 of such Forecast) and the 3-month firm order placed on the date of the previous Forecast (to be delivered within months 1-3 of the current Forecast). Subject to the foregoing, the Parties agree to use commercially reasonable efforts to correspond and/or meet periodically, at mutually convenient times and places, to discuss each Party's requirements under this Agreement and the mechanisms that can be established to assure that those requirements are met on a timely basis.

                                       6
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         Section 2.3 Ordering.

                  2.3.1 Upon execution of this Agreement, WC will provide WSP with its best estimate of its requirements for the first six (6) months after the Effective Date, which estimate shall be attached as Schedule 2.3.1. WSP will supply such Product quantities set forth in Schedule 2.3.1 in accordance with the delivery schedule set forth therein, and to the extent such estimated amounts do not meet WC's actual requirements for such six-month period, WSP will use commercially reasonable efforts to supply WC with its requirements beyond the amounts specified in Schedule 2.3.1. WC agrees to purchase such quantities of each Product as supplied by WSP in accordance with Schedule 2.3.1. Following the initial six-month period, orders shall be filled by WSP in accordance with the orders placed by WC pursuant to Section 2.3.2.

                  2.3.2 Except as provided in Section 2.3.1, three (3) months before the beginning of any calendar quarter during the Term, WC shall place an irrevocable firm purchase order in writing to WSP of the Product quantities to be purchased by WC with respect to such calendar quarter (and specify the delivery schedule and destination for the Products ordered). WSP shall promptly notify WC in writing if at any time BMS has reason to believe that WSP will not be able to fill an order for Product in all material respects in accordance with the delivery schedule specified hereunder by WC and pursuant to the terms and conditions of this Agreement. At any time and from time to time, upon request from WC, WSP shall provide WC with information regarding the estimated time period at the time of such request between the receipt of a purchase order in accordance with this Section 2.3.2 and the expected delivery date for the related Products set forth in such purchase order, which, in any event, shall not be later than ninety (90) days after the receipt of such purchase order.

                  2.3.3 All Product ordered by WC shall be consistent with WSP current minimum batch sizes, or multiples thereof, as set forth in Schedule
3.1.1. WSP shall give WC six (6) months' notice prior to changing its minimum batch sizes, and shall not change the minimum batch sizes without the prior written consent of WC.

         Section 2.4  Minimum Inventory.

                  2.4.1 WC Requirement. WC will use commercially reasonable efforts to maintain at least one (1) month's inventory of each Product in its distribution centers in the United States (calculated for each Product, at any time, as one-twelfth of the amount of such Product manufactured by WSP during the prior calendar year) at all times beginning six months after the Effective Date through the date that is one month prior to the end of the Term. Such requirement will instead continue until the end of the Term if WC and WSP agree in writing at least one month prior to such date that WC will purchase any remaining inventory on hand at the end of the Term.

                  2.4.2 WSP Requirement. WSP will use commercially reasonable efforts to maintain at least one (1) month's inventory of each Product in its distribution centers in the United States at all times beginning six months after the Effective Date through the date that is one month prior to the end of the Term. Such requirement will instead continue until the end of the Term if WC and WSP agree in writing prior to such date that

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WC will purchase any remaining inventory on hand at the end of the Term. Said one-month inventory for each Product shall be calculated at any time, as one-twelfth of the amount of such Product manufactured by WSP during the prior calendar year.

         Section 2.5 Shipments. WSP shall ship each order, F.O.B. the manufacturing facility for each Product (whether manufactured by WSP or, if and to the extent permitted hereunder, by an Affiliate of WSP or a Third Party) to WC or its designee to the destinations specified by WC pursuant to Section
2.3.2. Freight and insurance shall be for the account of WC or shall be reimbursed by WC, and WSP shall use commercially reasonable efforts to assist WC in arranging any desired insurance. Title shall pass to WC, and the risk of loss, delay or damage in transit shall be with WC, from and after delivery to the common carrier. WSP shall package each Product for shipment in accordance with its customary practices therefor, unless otherwise specified by WC, in which event any extra costs incurred by WSP on account of changes requested by WC shall be reimbursed by WC. WSP shall include the following with each shipment of the Products: (a) the WC purchase order number, (b) the WSP lot and batch numbers, (c) the quantity of the Products and (d) the Certificate of Analysis (the form of which is attached hereto as Schedule 2.5).

         Section  2.6  Receipt of Product; Acceptance.

                  2.6.1 WC shall be entitled to reject any portion or all of any shipment of Products that does not conform to the Certificate of Analysis or otherwise fails to comply with the representations and warranties set forth in
Section 5.2.1 (unless such non-conformity was attributable to an act or omission of WC or the common carrier once the Product was delivered by WSP to such common carrier provided that the Products were packaged for shipment in accordance with
Section 2.5); provided that (a) WC shall notify WSP within fifteen (15) business days after receipt of such shipment if it is rejecting a shipment due to obvious physical damage or quantity discrepancies that are evident upon visual inspection of the packaged Products as shipped by WSP, and (b) in the case of Products having defects other than those obvious defects, WC shall notify WSP within fifteen (15) business days after WC becomes aware of such defect. Notwithstanding anything contained herein, WC shall have no obligation to inspect the Products beyond a visual inspection of each shipment for obvious physical damage or quantity discrepancies that are evident upon visual inspection of the packaged Products as shipped by WSP. Without in any way limiting WSP's indemnity obligation as set forth in Section 6.1, if no notice is provided by WC within such time periods (i.e., fifteen (15) business days), then WC shall be deemed to have accepted the shipment. Any notice of rejection by WC shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by WC on the allegedly nonconforming Product, together with the methods and procedures used. WSP shall notify WC as promptly as reasonably possible, but in any event within ten (10) days after receipt of such notice of rejection, whether it accepts WC's assertions of nonconformity.

                  2.6.2 Whether or not WSP accepts WC's assertion of nonconformity, promptly upon receipt of a notice of rejection, unless otherwise specified by WC, WSP shall use commercially reasonable efforts to provide replacement Products for those rejected by WC in the original shipment. However, if the Products rejected by WC from

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
such original shipment ultimately are found to be nonconforming (whether pursuant to Section 2.6.3 or if WSP so acknowledges in writing), WSP shall bear all expenses for such replacement Product (including all transportation and/or disposal charges and cost of manufacture for such nonconforming Product), to the extent WC previously paid for any corresponding nonconforming Product. If it is determined subsequently that such Product was in fact conforming (whether pursuant to Section 2.6.3 or if WC so acknowledges in writing), then WC shall be responsible not only for the purchase price of the allegedly nonconforming Product (including all transportation charges), but also, upon receipt and acceptance by WC in accordance with the procedures (and at the same price charged in the original shipment) set forth above, the replacement Product. Replacement shipments shall also be subject to the procedures contained in this subparagraph. WSP shall be under no obligation to accept a return of Product except as provided in this subparagraph.

                  2.6.3 If WSP disagrees with any alleged nonconformity, then an independent Good Manufacturing Practices certified laboratory (or other expert) of recognized repute, reasonably acceptable to both Parties, shall analyze an aliquot sample or such other portions of a shipment, furnished by WC from the shipment received by WC, as may be necessary to substantiate whether the shipment rejected by WC conformed in all material respects to the Certificate of Analysis and/or any other pertinent Specifications at the time of delivery to the common carrier. The laboratory shall use such procedures and tests as the laboratory may consider necessary or appropriate to reach a conclusion. Both Parties agree to cooperate with the independent laboratory's reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the laboratory's results of analysis, which, absent manifest error, shall be deemed final as to any dispute over compliance of the Product in all material respects with the Certificate of Analysis and/or any other pertinent Specifications at the time of delivery to the common carrier. The costs incurred by the laboratory shall be borne by the losing Party.

                  2.6.4 If WSP acknowledges an alleged nonconformity (or if the laboratory concludes that the Product was nonconforming), WSP promptly (and in any case within thirty (30) days thereafter) shall make arrangements for the return, reworking or disposal, at WSP's option, of the nonconforming Product. If WSP requests that WC dispose of such nonconforming Product, WSP shall give WC written instructions as to how WC or its agent should, at WSP's expense and liability, lawfully dispose of any non-conforming Products, and WC shall provide WSP with written certification of such destruction. WSP shall pay, or reimburse WC, for any reasonable return shipping charges or out-of-pocket costs incurred by WC for such return shipment or lawful disposal of such nonconforming Product in accordance with WSP's instructions.

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
         Section 2.7 Quality Control; Change in Specifications or Supplier.

                  2.7.1 WSP shall conduct all quality control testing of the Products prior to shipment in accordance with the applicable NDAs and Laws. WSP shall retain records pertaining to such testing as required by Law and, from time to time upon the prior notice shall provide WC with reasonable access during normal business hours to such records; provided, however, that such access does not unreasonably disrupt the normal operations of WSP.

                  2.7.2 WC shall have the right, at its expense and in consultation with WSP, to change the Specifications from time to time, including as may be required by any regulatory agency having jurisdiction over the Product, on not less than one hundred and twenty (120) days prior written notice to WSP (or such shorter period as required by any regulatory agency or mutually agreed by the Parties). In such event, WSP shall, at WC's request and expense, assist with all analytical or experimental work to be performed in connection with making such change, and WC shall be responsible, at its expense, for filing all changes proposed by WC and for seeking approval of any such change by each applicable regulatory authority. The Parties may also amend the Specifications by mutual agreement.

                  2.7.3 At any time and from time to time, WSP in its sole discretion may change, without the consent of but with prior notice to and consultation with, WC, the manufacturer used in the manufacturing of the Products to BMS or another Affiliate of BMS, provided that (a) WSP shall bear all costs of transferring production to BMS or such Affiliate and (b) the Purchase Price for the Products shall remain substantially the same. WC shall cooperate with WSP in any reasonable manner to effect such transfer and shall be responsible for making any required filing with respect to such change in manufacturer and seeking approval from each applicable regulatory authority. WSP shall reimburse WC for all reasonable out-of-pocket expenses incurred by WC or its Affiliates or agents in connection with such filings and the preparation thereof.

                  2.7.4 Subject to Section 2.7.2, at any time and from time to time, WSP in its sole discretion may change, without the consent of but with prior notice to and consultation with, WC, any manufacturing processes and/or locations used in manufacturing any Product, any intermediates, excipients, reagents or other compounds used in the manufacture of any Product, and any suppliers of any components used in making a Product, provided that (a) WSP shall bear all costs associated with changing any manufacturing processes and/or locations used in manufacturing any Product and (b) the Purchase Price for any such Products shall remain substantially the same. WC shall cooperate with WSP in any reasonable manner to effect such transfer and shall be responsible for making any required filing with respect to such change and seeking approval from each applicable regulatory authority. WSP shall reimburse WC for all reasonable out-of-pocket expenses incurred by WC or its Affiliates or agents in connection with such filings and the preparation thereof.

                  2.7.5 With respect to any regulatory filings and approvals made or sought by either Party under this Section 2.7, each Party shall provide reasonable cooperation to the other Party in connection therewith. If a change proposed to be made to the

Specifications or the manufacture of the Products under this Section 2.7 requires prior approval by any applicable regulatory authority before implementation, such change will not be implemented in respect of a Product until such change has been so approved.

         Section 2.8 Material Safety Data Sheets. WSP shall provide WC with all information currently set forth in the applicable Material Safety Data Sheet for each Product provided by WSP to its own employees.

         Section 2.9 WSP Supply Contracts. Notwithstanding any provision of this Agreement that may imply or provide to the contrary, WSP shall have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by WSP or its Affiliates covering the supply of any compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of a Product.

         Section 2.10 Line Extension Products and New Products.

                  2.10.1 Except as set forth in Section 2.10.3, WSP shall have no obligation, express or implied, to develop new formulations, dosages, forms of administration, or preparations for the Products.

                  2.10.2 Once WC has obtained any regulatory approvals that may be required, if any, to market a Line Extension Product in any country of the Territory, such Line Extension Product shall be included as a Product under this Agreement and the Parties shall amend Schedule 1.1.A to reflect the inclusion of such Line Extension Product.

                  2.10.3 During the Term, upon request by WC, WSP shall provide WC with a reasonable level of technological assistance and consultation in support of WC's development and regulatory efforts in connection with all Line Extension Products, including those services set forth in Schedule 2.10.3. WC will reimburse WSP and its Affiliates for their fully-burdened costs associated with such development and regulatory efforts, including without limitation, capital expenses, equipment and supplies, personnel costs and reasonable out-of-pocket expenses. Any and all rights arising out of any development work under this Section shall be owned by WC regardless of inventorship, and to the extent that WSP or its Affiliates or any of their employees or consultants acquire rights in or to any such developments, WSP shall, or shall ensure that its Affiliates or their employees or agents shall, promptly take such actions and execute such documents as may be necessary to assign such rights to WC or WC's designee.

                                   ARTICLE III

        PURCHASE PRICE FOR PRODUCTS AND CLOSING INVENTORY

         Section 3.1  Purchase Price.

                  3.1.1 The purchase price for commercial and sample supplies of each Product sold to WC pursuant to Article 2 hereof shall be equal to the price for such Product set forth on Schedule 3.1.1 for purchase orders received by WSP under Section 2.3 prior to January 1, 2001 (as adjusted from time to time pursuant to this Section 3.1.1 and Section 3.1.2, the "Purchase Price"). The Purchase Price of each such Product shall be adjusted as of January 1, 2001, and on each January 1 thereafter during the Term, by such percentage increase in the U.S. Producers Price Index for Finished Goods (or successor index) as published by the U.S. Department of Labor, Bureau of Statistics (or successor governmental entity), as shall have occurred for the immediately preceding twelve-month period, except to the extent, however, that WSP has elected to adjust the Purchase Price as set forth in Section 3.1.2 below for such year. The Purchase Price adjustment under this Section 3.1.1 shall be retroactively effective to said January 1, and shall apply to all purchase orders received on or after such date, even though the index figures needed to calculate such change will not be available until published by the Bureau of Statistics at a time after January 1.

                  3.1.2 WSP may elect in its discretion to adjust for any given year that portion of the prior year's Purchase Price of a Product that represents such Product's variable costs (including without limitation costs of labor, cost of supplies, materials, and cost of Third Party supplies and services, but excluding overhead) by the actual percentage change in such variable costs incurred in that year, rather than adjusting such portion by the change in the index set forth above. Schedule 3.1.2 sets forth the applicable variable costs for each Product as of January 1, 2000. All other components of the Purchase Price of such Product for such year shall be adjusted by the index set forth above. WSP shall act in good faith in connection with the above Purchase Price adjustment.

                  For purposes of pricing Products ordered by WC on said January 1 and thereafter, all components of the Purchase Price of such Product shall be adjusted as of January 1 by the change in the index as set forth in Section 3.1.1, until such time as WSP notifies WC that it is electing to change said portion of the annual adjustment to the Purchase Price attributable to variable costs by the difference between the percentage change in the actual variable cost component of such Product and the percentage change attributable to the index. If WSP has so notified WC in writing that WSP is electing, for such year, to change the portion of the annual adjustment to the Purchase Price that is attributable to variable costs in accordance with the foregoing, then the Purchase Price with respect to all firm orders placed by WC during such year shall be deemed to be increased accordingly, retroactive to January 1 of such year. If WSP does not notify WC of any change under this Section 3.1.2 within a given calendar year, WSP shall be deemed to have waived its right to apply this
Section 3.1.2 with respect to such year.

                  3.1.3 Unless otherwise set forth on Schedule 3.1.1, the initial Purchase Price for Line Extension Products shall be determined using substantially the same methodology as was used to determine the initial purchase prices for the Products set forth on Schedule 3.1.1 (i.e., fully burdened manufacturing costs plus 15%), and shall be subject to the same purchase price adjustments applicable to all Purchase Prices as set forth in Section 3.1.

         Section 3.2 Audit of Cost Records. Not more frequently than once with respect to any year in which WSP has elected to adjust its price under Section 3.1.2, WC shall have the right to have a "Big Five" accounting firm audit, within 12 months of such price adjustment, WSP's books and records relating to the manufacture of the Products, for the sole purpose of verifying WSP's determination of the change in costs underlying such price adjustment. Such audit shall be at WC's expense (which shall include reimbursement to WSP for the administrative costs it incurs in connection with the review), at reasonable times during normal business hours and upon reasonable notice to WSP. A copy of the auditing entity's conclusions of its audit shall be furnished to WSP at least ten (10) days prior to disclosure to WC to allow WSP an opportunity to review the accuracy of the auditing firm's conclusions prior to disclosure to WC. WC shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount due, in which event, WSP shall bear the full cost of such audit. Any amounts that are determined to be due and owing by WSP to WC following such audit shall be paid within thirty (30) business days thereafter, together with any interest due thereon from the date of overpayment by WC at the rate of twelve percent (12%) per annum; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit WC from exercising any other rights it may have as a consequence of the lateness of any payment.


                                   ARTICLE IV

                              PAYMENTS AND REPORTS

         Section 4.1 Payment. WSP shall submit invoices to WC for Products promptly after shipment. The invoices shall reflect the price for the Products as set forth in Section 3.1. Payments shall be made by WC within thirty (30) days of receipt of the invoice. In addition, WSP, in its sole discretion, shall determine, and may from time to time change without the consent of, but with notice to, WC, the identity of the party that shall invoice WC for any Product supplied hereunder which shall be WSP, BMS or an Affiliate of BMS.

         Section 4.2 Mode of Payment. WC shall make all payments required under this Agreement by electronic funds transfer in United States dollars to a bank account designated by WSP.

         Section 4.3 Taxes. Any and all transfer, sales, use, registration and other taxes imposed upon or with respect to or measured by the sale or delivery by WSP to WC of any Product hereunder shall be the responsibility of and for the account of WC. Such amounts shall be included on WSP's invoices to WC for such Products. If WSP obtains any credit for the amounts of the tax, such amount shall be repaid by WSP to WC when it is received by WSP. Anything to the contrary notwithstanding, WC shall have no obligation to pay any income tax imposed on WSP or any of its Affiliates which may arise from the transactions contemplated by this Agreement.

         Section 4.4 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of twelve percent (12%) per annum; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit WSP from exercising any other rights it may have as a consequence of the lateness of any payment.


                                    ARTICLE V

              COMPLIANCE WITH LAWS; REPRESENTATIONS AND WARRANTIES

         Section 5.1 Compliance with Law; Cooperation.

                  5.1.1 Compliance with Law. Each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Laws applicable to its activities under this Agreement and each Related Agreement, including without limitation, any requirements of any product license applicable to the Products in the Territory. WC shall store the Products sold to it in compliance with all applicable Laws, including, without limitation, the Prescription Drug Marketing Act, as amended during the term of this Agreement. WSP and WC each shall keep all records and reports required to be kept by applicable Laws. The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws to applicable regulatory authorities.

                  5.1.2 Reasonable Cooperation. WSP and WC each hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons; provided, that no Party shall be required to (i) pay money (other than as expressly required pursuant to the terms and conditions of this Agreement or a Related Agreement), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or any Related Agreement.

         Section 5.2 WSP Warranties.

                  5.2.1 WSP warrants that each Product manufactured by or for WSP and sold to WC under this Agreement:

                  (i) will not be adulterated or misbranded under applicable Laws at the time the same is tendered to the common carrier for delivery to WC;

                  (ii) will meet the Specifications therefor at the time the same is tendered to the common carrier for delivery to WC;

                  (iii) shall be manufactured in accordance with Good Manufacturing Practices, as established by FDA and all other applicable Laws, including all applicable US federal, state and local environmental, health and safety law and regulations in effect at the time and place of manufacture of the Products; and

                  (iv) will have a shelf life of not less than those months set forth in Schedule 1.1(A) at the time the same is tendered to the common carrier for delivery to WC.

                  5.2.2 THE LIMITED WARRANTIES PROVIDED IN SECTION 5.2.1 ARE WSP'S SOLE WARRANTIES WITH RESPECT TO A PRODUCT THAT IS MADE BY WSP OR FOR WSP UNDER THIS AGREEMENT AND IS MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR IN ANY RELATED AGREEMENT, WSP MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION ANY WARRANTIES WITH RESPECT TO LACK OF INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS THAT MAY RESULT FROM THE MANUFACTURE, USE, EXPORT, IMPORTATION, OR SALE OF ANY PRODUCT.

         Section 5.3 WC Warranties.

                  5.3.1  WC represents and warrants to WSP that:

                  (i) WC shall adhere to all applicable Laws relating to the handling, storage and disposal of each Product in each country in the Territory; and

                  (ii) WC will make any filings on its own behalf or on behalf of WSP that are required to be made by it under any Product Registrations relating to the Products, including the filing of any "adverse event reports" as required by applicable law.

         Section 5.4 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY RELATED AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT.

         Section 5.5 No Reliance by Third Parties. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

                                   ARTICLE VI

                      INDEMNIFICATION; REMEDIES FOR BREACH

         Section 6.1 WSP Indemnity. WSP shall defend, indemnify and hold harmless WC, its Affiliates, and its and their employees, agents, officers, and directors (a "WC Party") from and against any and all losses, liabilities, damages, fees (including, until such time as WSP has notified WC in writing that it will assume control of a given claim, reasonable attorneys fees and costs of litigation pertaining to such claim), and expenses paid or payable by a WC Party to a Third Party and that result from or arise in connection with any claim, action, suit or other proceeding made or brought by such Third Party against a WC Party, in any such case, based on the breach of any representation or warranty of WSP contained in Section 5.2.1; provided, however, that WSP shall not be obligated to indemnify a WC Party for any loss, liability, damages, fees or expenses incurred by such WC Party to the extent attributable to any breach of this Agreement by WC, a WC Party or WC's contractors/licensees or to any act or omission constituting gross negligence or wilful misconduct on the part of WC, a WC Party, or a WC contractor/licensee, or to any action taken required to be taken by WSP pursuant to this Agreement or any action taken by WSP upon the direction of WC (including modifications of the Specifications pursuant to Section 2.7.2) or to any failure of WC to identify a Product defect or nonconformity actually known by WC prior to the use of such Product by a Third Party.

         Section 6.2 WC Indemnity. WC shall defend, indemnify and hold harmless WSP, its Affiliates, and its and their employees, agents, officers, and directors (a "WSP Party") from and against any and all losses, liabilities, damages, fees (including, until such time as WC has notified WSP in writing that it will assume control of a given claim, attorneys fees and costs of litigation pertaining to such claim), and expenses paid or payable by a WSP Party to a Third Party that result from or arise in connection with (A) subject to WSP's indemnity obligations under Section 6.1, any claim (including, without limitation, product liability claims, strict liability or tort claims), action or proceeding made or brought against such WSP Party by or on behalf of a Third Party for bodily injury, death or property damage to the extent such injury, death or damage is alleged to be or is in fact caused by, or is alleged to or in fact arises from, the use or supply of a Product or WC's breach of this Agreement, (B) any claim, action, suit or other proceeding made or brought by a Third Party based on (i) the breach by WC of any of its representations or warranties contained in Section 5.3.1; (ii) infringement of a Third Party's trademarks by reason of the use of "WC", "Estrace" or any variant thereof on the labeling for Products or any materials used in promoting or advertising a Product; or (iii) infringement of a Third Party's patent rights by reason of the manufacture, use, import, export, or sale of a Product by or for WC or its Affiliates under this Agreement (other than by reason of a manufacturing process used in the manufacture of a Product by WSP or its Affiliates or any or their agents) or (C) the failure by WC to comply with applicable Laws related to the marketing, promotion, distribution and sale of the Products; provided, however, that WC shall not be obligated to indemnify a WSP Party for any loss, liability, damages, fees or expenses incurred by such WSP Party to the extent attributable to a breach by WSP of any obligation, covenant, agreement, representation or warranty of WSP contained in this Agreement or any Related Agreement, or to any act or omission constituting gross negligence or wilful misconduct on the part of WSP or a WSP Party.

         Section 6.3 Control of Proceedings. To receive the benefits of the indemnity under Section 6.1 or 6.2, as applicable, an indemnified Party must (i) give the indemnifying Party written notice of any claim or potential claim promptly after the indemnified Party receives written notice of any such claim and (ii) allow the indemnifying Party to assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim (so long as it has confirmed its indemnification obligation to such indemnified Party under this Section 6.3 with respect to a given claim); provided that the controlling Party may not settle such claim or enter into any voluntary consent judgment in any manner that would require payment by the other Party, or would materially adversely affect the rights granted to the other Party hereunder, or would materially conflict with the terms of this Agreement, without first obtaining the other Party's prior written consent. The indemnified party shall (so long as such cooperation does not vitiate any legal privilege to which it is entitled) reasonably cooperate with the indemnifying Party in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying Party defends the claim, an indemnified Party may participate in, but not control, the defense of such claim using attorneys of its/his/her choice and at its/his/her sole cost and expense. An indemnifying Party shall have no obligation or liability under this Article 6 as to any claim for which settlement or compromise of such claim is made by an indemnified Party without the prior written consent of the indemnifying Party.

                  If the indemnifying Party notifies the other in writing that it will not defend the other Party against such claim asserted against the other Party, or if the indemnifying Party fails to defend or take other reasonable, timely action, in response to such claim asserted against the other Party, the indemnified Party shall have the right, but not the obligation, to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such claim without limiting its rights to indemnification under this Article 6; provided, however, that the Party shall not have the right to settle such claim or enter into a consent judgment in a manner that adversely affects the rights granted to the indemnifying Party hereunder, or would materially conflict with this Agreement, or would require a payment by the indemnifying Party without the prior written consent of the Party entitled to control the defense.

         Section 6.4 Remedy for Failure to Supply Products.

                  6.4.1 During the Initial Period, in the event WSP breaches its obligation to use its commercially reasonable efforts to supply Qualifying Products in accordance with Section 2.1.2, and (a) such breach is not due to an Excused Supply Default and (b) such breach results in a Stockout with respect to such Qualifying Product, then WSP shall indemnify WC for the actual direct damages and Lost Profits of WC resulting from such Stockout with respect to such Qualifying Product, provided that the aggregate amount payable by WSP under this
Section 6.4.1 for all Stockouts with respect to all Qualifying Products shall not exceed $45,000,000, less any amounts paid under Section 6.4.1 of the Ovcon Supply Agreement. For the avoidance of doubt, the aggregate amount payable by BMS and its Affiliates under this Section 6.4.1 and under Section 6.4.1 of the Ovcon Supply Agreement shall not exceed $45,000,000.

                  6.4.2 During the Subsequent Period, in the event WSP breaches its obligation to use its commercially reasonable efforts to supply Qualifying Products in accordance with Section 2.1.2, and (a) such breach is not due to an Excused Supply Default and (b) such breach results in a Stockout with respect to such Qualifying Product, then WSP shall indemnify WC for only the actual direct damages of WC resulting from such Stockout (which, for the avoidance of doubt, shall not include any Lost Profits).

                  6.4.3 WC shall use commercially reasonable efforts to avoid the occurrence of a Stockout, including through the allocation of its inventories of Qualifying Products at any time amongst its customers that individually account for more than 5% or more of its sales of any Qualifying Product (calculated based on its most recent twelve (12) calendar months of sales) in any effort to fill as many purchase orders, in part, as possible. In addition, WC shall use commercially reasonable efforts to mitigate any losses resulting from a Stockout with respect to any Qualifying Product, including purchasing conforming Products of such stocked-out Products from the Initial Alternate Manufacturer, if the Initial Alternate Manufacturer has been qualified in accordance with Section 12.1.1.

                  6.4.4 Except as expressly provided in Section 2.6 (with respect to returns of nonconforming Products) and Section 6.1 (with respect to any breaches of representations or warranties of WSP in Section 5.2.1), WC acknowledges and agrees that the remedies set forth in Sections 6.4.1 and 6.4.2 shall be WC's sole and exclusive remedies with respect to (i) any failure by WSP to comply with its obligations to supply Products to WC in accordance with the terms of this Agreement, including its obligation to use commercially reasonable efforts to supply Products set forth in Section 2.1.2, (ii) WC's inability or failure to supply its customers with Products and (iii) any failure by WSP to maintain an inventory of Products in accordance with Section 2.4.2.

                  6.4.5 For the purposes of this Section 6.4:

                           (i) "Excused Supply Default" shall mean the failure
                  by WSP to supply Qualifying Products to WC if such failure is caused primarily by (a) a force majeure event as specified in
                  Article XI of this Agreement, (b) a change in Law, (c) an act or omission which does not constitute, or an event which does not result from, the gross negligence or wilful misconduct of WSP or its Affiliates, (d) WC's requirements for such Qualifying Product exceeding its forecasts provided under
                  Section 2.2 with respect to such Qualifying Product and (e) WC's requirements for such Qualifying Product exceeding the firm purchase orders made by WC under Section 2.3 with respect to such Qualifying Product.

                           (ii) "Initial Period" shall mean, with respect to any
                  Qualifying Product, the period beginning on the Effective Date and ending on the earlier to occur of (i) the fifth anniversary of the Effective Date and (ii) twelve (12) months after WC has qualified the Initial Alternate Manufacturer pursuant to Article XII.

                           (iii) "Lost Profits" shall mean provable lost profits
                  suffered by WC with regard to a Qualifying Product as a result of a Stockout of such Qualifying Product to the extent suffered or incurred by WC during the period commencing on the first date on which such Stockout shall have occurred and ending on the first date thereafter on which WC shall have received a shipment of such Qualifying Product under this Agreement.

                           (iv) "Qualifying Product" shall mean either of (a)
                  SKU #075403 and (b) SKU #075415; and Qualifying Products shall not include any other Products.

                           (v) "Significant Customer", determined as of any time
                  with respect to any Qualifying Product, shall mean any one or more customers of WC who, in the aggregate, accounted for more than 15% of WC's sales of such Qualifying Product during the twelve (12) calendar months immediately preceding such determination (or such shorter period of time between such calculation and the Effective Date).

                           (vi) "Stockout" shall mean, with respect to any
                  Qualifying Product, the failure by WSP to supply WC with any conforming Qualifying Product such that WC is unable to supply any Significant Customer with any conforming Qualifying Product from the inventories maintained by WSP and WC (including those maintained under Section 2.4), for a period of sixty (60) consecutive days (in the case of any Significant Customer that is comprised of more than one customer, sixty
                  (60) consecutive days with respect to each such customer) after the exhaustion of all such inventories; provided, however, that (a) such 60-day period shall be deemed to commence upon WC's giving notice to WSP of its inability to supply its Significant Customers, and (b) such 60-day period shall be extended by the amount of any delay attributable to an Excused Supply Default. For the avoidance of doubt, a Stockout shall end on the first date on which WC shall have received shipment of such Qualifying Product under this Agreement and any failure thereafter by WSP to supply WC with such Qualifying Product shall not constitute a Stockout unless and until such time, if any, as all the conditions included in the definition of Stockout shall have occurred again with respect to such Qualifying Product.

                           (vii) "Subsequent Period" shall mean, with respect to
                  any Qualifying Product, the period beginning on the date that the Initial Period for such Qualifying Product ends and ending on the termination or expiration of this Agreement.

         Section 6.5 Insurance.

                  6.5.1 WC shall maintain at all times during the period that any Product is being distributed or sold by or through WC hereunder, and for fifteen (15) years thereafter, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than fifty million dollars ($50,000,000) per occurrence and in the aggregate. The minimum level of insurance set forth herein shall not be construed to create a limit on WC's liability hereunder. On the Effective Date, WC shall furnish to WSP a certificate of insurance evidencing such coverage as of such date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of WC, shall include a provision whereby sixty (60) days' written notice must be received by WSP prior to coverage modification or cancelation by either WC or the insurer. In addition, WC shall promptly notify WSP of any cancelation or modification of such insurance coverage and of any new or modified coverage. In the case of a modification or cancelation of such coverage, WC shall promptly provide WSP with a new certificate of insurance evidencing that WC's coverage meets the requirements in the first sentence of this Section 6.5.1.

                  6.5.2 WSP will maintain at all times during the period that any Product is being supplied to WC by WSP and is being manufactured by or for WSP, and for fifteen (15) years thereafter, a commercially reasonable program of self-insurance and insurance with respect to its obligations under this Agreement and any Related Agreement.

                  Section 6.6 Limitations on Liability.

                  6.6.1 Notwithstanding any other provision in this Agreement, no Party shall in any event be liable to the other Party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any breach hereof or any indemnity obligation set forth herein for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business), except to the extent expressly provided in Section 6.4.1. Any action for breach of this Agreement must be commenced within twelve (12) months after the end of the Term, provided that the foregoing shall not apply to any claim by either Party for indemnification under Section 6.1 or 6.2, or to any claim by either Party for breach of the other Party's indemnity obligation.

                  6.6.2 WSP and WC shall cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

                  6.6.3 The amount of any loss, liability, damage or expense for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the indemnified party in respect of such loss, liability, damage or expense under its insurance policies, except that this
Section 6.6.3 shall not apply to Section 6.4.


                                   ARTICLE VII

                     COMPLIANCE WITH GOVERNMENT REGULATIONS

         Section 7.1 Government Communications. WC shall be solely responsible for communicating with any governmental authority concerning the Products or the marketing, distribution, or sale of the Products, and WSP shall have no such communications except to the extent that they relate to WSP's manufacturing activities under this Agreement or otherwise relate to the Products, in which case WSP shall be responsible for such communications (it being understood, however, that, notwithstanding the foregoing, (i) except to the extent that an immediate communication is necessary under the circumstances or required by Law, WSP in good faith shall consult in advance with WC regarding such communications insofar as they relate to the Products or to WSP's ability to perform its obligations pursuant to this Agreement and (ii) nothing in this paragraph shall be deemed to restrict WC's independent rights to communicate with any governmental authority, provided that to the extent such communications by WC relate to WSP's manufacturing activities under this Agreement, WC in good faith shall, except to the extent that an immediate communication is necessary under the circumstances or required by Law, consult in advance with WSP regarding such communications).

         Section 7.2 Access to Records. WC shall have reasonable access during normal business hours to WSP's files, from time to time upon prior notice, to review all such records, correspondence, notices, documents and other materials (including warning letters and letters of adverse findings) relating to the production, use or sale of the Products; provided, however, that such access does not unreasonably disrupt the normal operations of WSP.

         Section 7.3 Governmental and Regulatory Inspections. WSP shall notify WC of any inspections by any governmental or regulatory authorities of the premises where the Product is being manufactured, to the extent such inspection relates to the manufacture of the Products, promptly after such inspection, and shall provide to WC copies of all correspondence, reports, notices, findings and other material pertinent to such inspections or otherwise relating to the production, use or sale of the Products (including all Form 483s), promptly after they are received or produced by or on behalf of WSP from or to the FDA or any other federal, state or foreign governmental or regulatory authority. All notices sent to WC pursuant to this Section shall be sent to the attention of the Senior Vice-President of Regulatory Affairs, Norma Enders.

         Section 7.4 WC Inspections. WSP shall, or if WSP is not manufacturing the Products, WSP shall cause the Person manufacturing the Products to, afford WC or WC's representatives reasonable access to (i) the premises where the Products are being tested and/or manufactured and (ii) the personnel dedicated to the testing and/or manufacture of the Products, in each case upon reasonable notice and at reasonable times, to the extent necessary to conduct a reasonable audit; provided, however, that such access does not unreasonably disrupt the normal operations of WSP. WC's exercise of its inspection rights hereunder shall in no way waive, modify or diminish WSP's obligations under this Agreement.


                                  ARTICLE VIII

              PRODUCT RECALLS; ADVERSE EXPERIENCES; PRODUCT QUALITY
                        COMPLAINTS; AND MEDICAL INQUIRIES

         Section 8.1 Product Recalls.

                  8.1.1 In the event that either Party obtains information that a Product or any portion thereof should be alleged or proven not to meet the Specifications, the labeling, or the Product Registration for such Product or to be otherwise defective in the Territory, such Party shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter, including with respect to any Recall. WSP and WC shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Products. In the event (a) any applicable regulatory authority of a state or country in the Territory should issue a request, directive or order that a Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) WC determines that any Product already in interstate commerce in the Territory presents a risk of injury or gross deception or is otherwise defective and that recall of such Product is appropriate (a "Recall"), each Party shall give telephonic notice (to be confirmed in writing) to the other within twenty-four
(24) hours of the occurrence of such event.

                  8.1.2 WC shall consult with WSP, but WC shall have sole responsibility for determining all corrective action to be taken and for carrying out the Recall. WSP will provide full cooperation and assistance to WC in connection therewith as may be requested by WC. WC shall be responsible for all expenses of any such Recall (including any reasonable out-of-pocket expenses incurred by WSP in connection with such cooperation, if and to the extent WC authorized WSP to incur any such out-of-pocket expense), except to the extent such Recall is attributable to a breach by WSP of Section 5.2.1, unless such breach is the direct result of the information provided by WC under Section 2.1.3.

         Section 8.2 Adverse Experience. During the Term, each Party shall promptly notify the other Party of any significant event(s) that affect the marketing of the Products, including, but not limited to, adverse drug experiences and governmental inquiries. WC shall have the reporting responsibility for such events to applicable regulatory health authorities in the Territory, and WSP shall cooperate with WC in connection therewith as requested by WC.

                  8.2.1 Serious Adverse Events (as defined in Section 8.2.2 below) for the Products of which WSP becomes aware shall be submitted to WC within three (3) business days but no more than four (4) days from the date WSP first became aware of such Serious Adverse Event. Non-Serious Adverse Events for the Products (as defined in Section 8.2.2 below) that are reported to WSP shall be submitted to WC no more than one (1) month from the date received by WSP; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome.

                  8.2.2 A "Serious Adverse Event" for the Products is defined as any untoward medical occurrence that at any dose for any of the Products: (a) results in death; (b) is life-threatening; (c) requires inpatient hospitalization or prolongation of existing hospitalization; (d) results in persistent or significant disability/incapacity; (e) is a congenital anomaly/birth defect; (f) results in drug dependency or drug abuse; (g) is cancer, or (h) is an overdose. A "Nonserious Adverse Event" for the Products is defined as an untoward medical occurrence at any dose for any of the Products that is not a Serious Adverse Event.

                  8.2.3 WSP shall report all such adverse events involving the Products learned by it to:

                           Senior Vice President Regulatory Affairs
                           Warner Chilcott, Inc.
                           100 Enterprise Drive B Suite 280
                           Rockaway, NJ 07866
                           Facsimile No.:  (973) 442-3224
                           Telephone No.: (973) 442-3200

A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

                  8.2.4 Serious Adverse Events concerning the Products learned by WC shall be reported by WC to WSP at the time that WC reports such events to FDA, and shall be sent to:

                           Vice President, Worldwide Safety & Surveillance Bristol-Myers Squibb Company
                           P.O. Box 5400
                           Mail Stop HW19-1.01
                           Princeton, New Jersey 08543-5400
                           U.S.A.
                           Facsimile No.:   (609) 818-3804
                           Telephone No.:  (609) 818-3737

A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

         Section 8.3 Product Quality Complaints. WSP shall inform WC's Regulatory Affairs Department office of any Product Quality Complaint received within three (3) business days but no more than four (4) days from the receipt date by WSP. "Product Quality Complaint" is defined as any complaint that questions the purity, identity, potency or quality of either of the Products, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the NDA for the Products. Such information shall be sent to WC as set forth in Section 8.2.3 above. For Product Quality Complaints received by WC relating to the Products, WC will notify WSP and as appropriate, request the initiation of a complaint investigation. WSP shall conduct such investigation and report its findings to WC's Regulatory Affairs Department.

         Section 8.4 Medical Inquiries. WC's Product Information Department shall handle all medical inquiries concerning the Products. WSP shall refer all routine medical information requests in writing to WC as set forth in Section
8.2.3 above. Urgent medical information requests shall be referred by WSP to WC by telephone to: Production Information Department: (973) 442-3236.

                                   ARTICLE IX

                                 CONFIDENTIALITY

         Section 9.1 Confidentiality Requirement.

                  9.1.1 Each Party acknowledges that it may receive confidential or proprietary information of the other Party in the performance of this Agreement. Each Party shall use commercially reasonable efforts to safeguard and to hold such information received by it from the other Party in confidence, and shall limit disclosure of the furnishing Party's information to those employees and consultants of the receiving Party and its Affiliates who are bound by a written obligation of confidentiality to the receiving Party that is consistent with the terms of this Article 9. Each Party shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other Party, without first having obtained the furnishing Party's written consent to such disclosure or use. "Confidential Information" shall include, inter alia, know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

                  (i) subject to Section 9.3, information that is known to the receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

                  (ii) information that is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without reference to or reliance upon the information furnished by the disclosing Party, as evidenced by written records or other competent proof;

                  (iii) information disclosed to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

                  (iv) any other information that becomes part of the public domain through no fault or negligence of the receiving Party.

The receiving Party shall also be entitled to disclose the other Party's Confidential Information (1) that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction, (2) as may be necessary or appropriate in connection with the enforcement of this Agreement or any Related Agreement or (3) as may be necessary for the conduct of clinical studies; provided, that the Party disclosing such information shall promptly notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency or court or other disclosee, and that, in the case of disclosures under (1), shall provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

                  9.1.2 The obligations set forth in this Section 9.1 shall survive the termination or expiration of this Agreement for five (5) years. Nothing in this Article 9 shall be construed to create or imply any right or license under any patent rights, trademarks, copyrights or other intellectual property rights owned or controlled by a Party or its Affiliates except as may be expressly set forth in the other Articles of this Agreement.

                  9.1.3 The confidentiality obligations set forth in this
Article 9 shall supersede the Confidentiality Agreement dated as of November 1, 1999 between the WC and BMS, shall govern any and all information disclosed by either Party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidentiality Agreement.

         Section 9.2 Use of Information. Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby.

         Section 9.3 Purchased Assets. Notwithstanding anything contained herein, assets obtained by WC under the Asset Purchase Agreement, including documents, data and other information provided to WC under clause (a) of Section 12.4.2, shall be deemed to be WC's Confidential Information and accordingly, shall not be subject to any confidential treatment by WC, but shall be subject to confidential treatment by WSP in accordance with the terms hereof.

         9.4 Relief. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Article 9.


                                    ARTICLE X

                                   TERMINATION

         Section 10.1 Term. This Agreement shall become effective as of the Effective Date and, unless sooner terminated as provided in this Article 10 or in Section 12.3.5, shall expire on the tenth anniversary of the Effective Date. This Agreement shall automatically terminate if the Asset Purchase Agreement is terminated.

         Section 10.2 Breach. Failure by either Party to comply in any material respect with any of its material obligations contained in this Agreement shall entitle the other Party, if it is not in material default hereunder, to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue substantive actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity (except as provided in Article VI), to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice.

         Section 10.3 Insolvency or Bankruptcy. In the event that a Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of such Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against such Party (as to which, if involuntary commenced against such Party, such Party would not be able to obtain dismissal within 90 days after commencement thereof) in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, then such Party shall not be relieved in any respect of its obligations hereunder, and, in addition to any other remedies available to it by law or in equity, the other Party may terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to such Party.

         Section 10.4 Termination Without Cause. WC may, at any time at its sole discretion, terminate this Agreement upon twelve (12) months' notice to WSP.

         Section 10.5 Effect of Termination.

                  10.5.1 Without limiting either Party's right to damages for any breach of this Agreement, neither WSP nor WC shall incur any liability to the other by reason of the expiration or termination of this Agreement as provided herein, whether for loss of goodwill, anticipated profits or otherwise, and WSP and WC shall accept all rights granted and all obligations assumed hereunder, including those in connection with such expiration or termination in full satisfaction of any claim resulting from such expiration or termination.

                  10.5.2 Any acceptance by WSP of any order from WC or the sale of any Products by WSP to WC after the expiration or termination of this Agreement shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

                  10.5.3 Upon expiration or termination of this Agreement, (a) the right and license granted to WSP pursuant to Section 2.1.1 shall immediately terminate and WSP and its Affiliates and their agents shall cease any and all use of WC Confidential Information; and (b) WSP shall transfer and assign, to the extent transferable in light of legal, contractual and practical considerations, any and all regulatory approvals, if any exist, relating to the Products, including the manufacture thereof, owned or controlled by BMS or its Affiliates, to WC or WC's designee, when and as specified by WC.

         Section 10.6 Accrued Rights, Surviving Obligations.

                  10.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

                  10.6.2 Without limiting Section 10.6.1, termination, relinquishment or expiration of this Agreement, in whole or in part, shall not terminate WC's obligation to pay the Purchase Price for, and WSP's obligation to supply, Products which have been sold to WC or firm-ordered by it hereunder prior to the effective date of termination. All the Parties' rights and obligations under Articles 1, 4 , 6, 7, 8, 9, 11, 13 and 14 and Sections 2.5, 2.6, 2.8, 5.1, 5.2, 5.3, 5.4, 5.5, 10.5 (as applicable), 10.6 and 12.4 shall survive termination or expiration hereof.


                                   ARTICLE XI

                                  FORCE MAJEURE

         Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, materials shortages or failure of any supplier (including, without limitation, where such shortage or failure is attributable to a supplier's breach of its agreement with WSP or with a Third Party subcontractor or to an event of force majeure suffered by such supplier), fire, flood, earthquake, hurricanes, storms, tornados, explosion, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Party suffering such occurrence uses commercially reasonable efforts to mitigate. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing, and shall have no liability for such non-performance, for so long as it is so disabled and the 30 days thereafter. Notwithstanding the foregoing, nothing in this Article 11 shall excuse or suspend the obligation to make any payment due under this Agreement or in any Related Agreement in the manner and at the time provided.


                                   ARTICLE XII

                             ALTERNATE MANUFACTURERS

         Section 12.1 Qualification of Initial Alternate Manufacturer.

                  12.1.1 Each Party shall, promptly after the Effective Date, commence the use of its commercially reasonable efforts to qualify with the FDA and any other applicable U.S. regulatory agency, an alternate manufacturer for the Products (the "Initial Alternate Manufacturer") as soon as possible after the Closing, but in any event not later than 24 months after the Closing. The Parties acknowledge that the Initial Alternate Manufacturer must have sufficient capacity to supply WC's forecasted requirements of the Products as of the Closing Date at substantially the same prices for the Products as the initial Purchase Prices set forth on Schedule 3.1.1 (assuming such Initial Alternate Manufacturer manufactures all WC's forecasted requirements). WSP shall be deemed to have used its commercially reasonable efforts for the purpose of this Section
12.1.1 if it shall provide Technical Assistance with respect to such qualification of the Alternate Manufacturer.

                  12.1.2 Notwithstanding anything contained herein, so long as a Party uses its commercially reasonable efforts to qualify the Initial Alternate Manufacturer in accordance with the provisions of this Section 12.1.2, failure to qualify the Initial Alternate Manufacturer shall not constitute a breach by such Party of Section 12.1.1 of this Agreement or result in any right of the other Party to terminate this Agreement.

                  12.1.3 After the Initial Alternate Manufacturer is so qualified, WC shall use commercially reasonable efforts to maintain the regulatory qualification of the Initial Alternate Manufacturer.

                  12.1.4 Any and all costs and expenses involved in obtaining and maintaining the regulatory qualification of the Initial Alternate Manufacturer shall be borne by WC, except that WSP shall bear the costs of the Technical Assistance provided pursuant to Section 12.1.1, so long as WSP shall only be responsible for the cost of providing to WC (or WC's designee) one set of copies of the documents, data or other information set forth in Section 12.1.5(c).

                  12.1.5 For purposes of the foregoing, "Technical Assistance" shall mean providing WC (or WC's designee) with:

                  (a) the assistance of WSP's employees and access to WSP's other internal resources to provide WC with a reasonable level of technical assistance and consultation in connection with the qualification process,

                  (b) access to all documents, data and other information that
         (i) are necessary under applicable Law to qualify or maintain the qualification of the Initial Alternate Manufacturer and (ii) are Acquired Assets (as defined in the Asset Purchase Agreement) and that are at such time in WSP's or its Affiliates' or any of their agents' control; and

                  (c) copies of all such documents, data and other information that is required under applicable Law to be provided to any Third Party in connection with the qualification process or to be held by the Initial Alternate Manufacturer in order to obtain and/or maintain its regulatory qualification or is otherwise necessary to qualify or maintain the qualification of the Initial Alternate

         Manufacturer. With respect to all documents, data and other information provided in accordance with this clause (c), in addition to paper and other tangible copies, WSP shall, upon WC's request, also provide to WC electronic copies of such documents, data and other information, provided that WSP or its Affiliates have electronic copies thereof, and provided further, that the foregoing requirement shall only apply to such documents, data and other information exclusively related to the manufacture of the Products, and WSP shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to WC (or WC's designee).

         Section 12.2 Manufacture of Products by the Initial Alternate Manufacturer During the Term.

                  12.2.1 Except as provided in Section 2.1.4, 12.2.2 or 12.3.1, WC may not purchase any Products from the Initial Alternate Manufacturer.

                  12.2.2 Following qualification of the Initial Alternate Manufacturer, WC may transfer a portion of the manufacture of the Products to the Initial Alternate Manufacturer, provided that such transfer shall be limited to the minimum amount of Products reasonably necessary to maintain the Initial Alternate Manufacturer's regulatory qualification and to retain the Initial Alternate Manufacturer as a back-up source of supply for the Products on commercially reasonable terms, in any event not to exceed, in any calendar year during the Term, 10% of WC's requirements for the Products during such year, provided that any Products manufactured by the Initial Alternate Manufacturer pursuant to Section 2.1.4 shall not be counted for purposes of such 10% limitation.

         Section 12.3 Transition of Entire Manufacturing to the Initial Alternate Manufacturer.

                  12.3.1 At any time following regulatory qualification of the Initial Alternate Manufacturer as contemplated by Section 12.1, WSP may elect to terminate this Agreement and transfer the manufacture of the Products to the Initial Alternate Manufacturer. WSP shall make such election by written notice to WC (the "12.3.1 Notice") setting forth the intended termination date, which shall be at least 12 months from the date of the 12.3.1 Notice.

                  12.3.2 Notwithstanding the Parties' obligations under Section 2.1.2, following delivery of the 12.3.1 Notice, WSP may transfer all or part of its production of the Products to the Initial Alternate Manufacturer, provided that WSP shall cooperate with WC to ensure a smooth transition to the Initial Alternate Manufacture and to prevent any interruptions in supply to WC, and provided further that in any event WSP shall continue to manufacture not less than the minimum amount of Products reasonably necessary to maintain its regulatory qualification to manufacture the Products and to maintain its ability to be readily available to serve as a back-up supplier to WC, if necessary within a commercially reasonable time. Following the transfer of the manufacture of any Product to the Initial Alternate Manufacturer, WSP shall not be liable for its obligations with respect to such Products under this Agreement or for the compliance by the Initial Alternate Manufacturer with the terms and conditions of this

Agreement with respect to such Products. WSP's obligation to maintain its ability to serve as a back-up shall terminate upon the later of (i) the qualification of an Additional Alternate Manufacturer and (ii) twelve (12) months after the date of the 12.3.1 Notice (the "Back-up Termination Date").

                  12.3.3 Promptly after receipt of the 12.3.1 Notice, WC shall commence using its commercially reasonable efforts to qualify with the FDA and any other applicable U.S. regulatory agency an Additional Alternate Manufacturer, as soon as possible and in any event with 12 months of the date of the 12.3.1 Notice, to serve as a back-up source of Supply for the Products for WC following termination of this Agreement. Such Additional Alternate Manufacturer must have sufficient capacity to supply WC's forecasted requirements of the Products as of the date of the 12.3.1 Notice at substantially the same prices for the Products as the Purchase Price at such time (assuming such Additional Alternate Manufacturer manufactures all of WC's forecasted requirements at such time).

                  12.3.4 All costs relating to the initial regulatory qualification of an Additional Alternate Manufacturer under Section 12.3.3 shall be borne by WSP.

                  12.3.5 WSP may terminate this Agreement with notice to WC at any time after the Back-up Termination Date.

         Section 12.4. Technical Assistance Upon Termination of Agreement.

                  12.4.1 During the twelve (12) month period following the expiration of this Agreement or the termination of this Agreement pursuant to
Section 10.4, upon request of WC, WSP shall provide WC (or WC's designee) with the assistance of its employees and access to its other internal resources to provide WC with a reasonable level of technical assistance and consultation in connection with the regulatory qualification of an additional alternate manufacturer for the Product (an "Additional Alternate Manufacturer") for such Products, provided that WC shall reimburse WSP for the fully-burdened cost of, and reasonable out-of-pocket expenses incurred in connection with, such technical assistance and consultation.

                  12.4.2 Promptly after termination or expiration of this Agreement, WSP shall provide WC (or WC's designee) with copies of all documents, data or other information relating to the manufacture of the Products that are at such time in WSP's or its Affiliates' or its agents' control, that (a) are Acquired Assets, but were not previously provided to WC either pursuant to the Asset Purchase Agreement or pursuant to Section 12.1.5, or (b) are not Acquired Assets, to the extent such documents, data and information are non-proprietary to WSP and its Affiliates and are necessary for the manufacture of the Products. Following termination or expiration of this Agreement, the documents, data or other information described in clause (a) above shall not be used by BMS and its Affiliates for any purpose other than BMS's and its Affiliates' internal and operational purposes in the ordinary course of business. With respect to all documents, data and other information provided in accordance with the preceding sentence, (A) WSP shall be responsible for the cost of providing one set of copies only, and (B) in addition to paper and other tangible copies, WSP shall, upon WC's request, also provide to WC electronic copies of such documents, data and other information, provided that WSP or its Affiliates have electronic copies thereof, and provided further, that the foregoing requirement shall only apply to such documents, data and other information exclusively related to the manufacture of the Products, and WSP shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to WC (or WC's designee).


                                  ARTICLE XIII

                                     NOTICES

         All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  (a)      If to WSP:

                           Bristol-Myers Squibb Company
                           Rte. 206 & Provinceline Rd.
                           Princeton, NJ 08543
                           Telephone: (609) 252-3456
                           Facsimile: (609) 252-6456
                           Attention: President of Technical Operations
                                                   Worldwide Medicines

                  with a copy to its Senior Counsel for Technical Operations at:

                           Bristol-Myers Squibb Company
                           6000 Thompson Road
                           East Syracuse, NY 13057
                           Telephone: (315) 432-2002
                           Facsimile: (315) 432-2279

                  (b)      If to WC:

                           Warner Chilcott, Inc.
                           100 Enterprise Drive
                           Suite 280
                           Rockaway, NJ 07866
                           Telephone: (973) 442-3200
                           Facsimile: (973) 442-3316
                           Attention: Beth Hecht, Esq.
                                      General Counsel
                           with a copy to:

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY 100022
                           Telephone: (212) 446-4831
                           Facsimile:  (212) 446-4900
                           Attention:  Frederick Tanne, Esq.

All notices shall be deemed given when received by the addressee.


                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         Section 14.1 Assignment.

                  14.1.1 Neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party (not to be unreasonably withheld), and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each Party
(i) may assign its rights and obligations hereunder to one of its Affiliates without the prior consent of the other Party (although, in such event, the assigning Party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all its business assets relating to all Products, provided, that such successor or purchaser has agreed in writing to assume all such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Party.

                  14.1.2. Notwithstanding Section 14.1.1, WC may assign this Agreement, in whole but not in part, at any time after the first anniversary of the Effective Date without the consent of, but with notice to, WSP. If WC makes any such assignment to a Third Party that could reasonably be expected to purchase materially lower volumes of the Products than the average volumes purchased by WC hereunder during the immediately preceding twelve (12) calendar months (as reasonably determined by WSP), WSP shall be entitled to adjust the Purchase Prices of the Products based upon the volumes of the Products that such assignee would reasonably be expected to purchase following such assignment to reflect WSP's fully-burdened manufacturing cost for production of Products following such assignment (assuming such lower volumes) plus 15%, all calculated consistent with the methodology used to determine the initial Purchase Prices on
Schedule 3.1.1. Such Purchase Prices shall thereafter be subject to adjustment as provided in Section 3.1. Upon an assignment of this Agreement by WC, WSP may terminate this Agreement at any time after the earlier of (i) the second anniversary of such assignment (provided WSP has given the assignee at least 12 months' prior notice) and (ii) such time as there is a qualified Initial Alternate Manufacturer pursuant to Article XII (provided WSP has given the assignee at least 12 months' prior notice).

         Section 14.2 Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

         Section  14.3  Dispute Resolution.

                  14.3.1 The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under or in connection with this Agreement, including without limitation all financial disputes and any disputes as to the validity, construction, performance, default, or breach hereof, in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, but subject to Section 14.3.3 below, the Parties agree to follow the procedures set forth in this Section 14.3 if and when such disputes arise under or in connection with this Agreement between the Parties. If the Parties cannot resolve the dispute within 30 days of formal request by either Party to the other, any Party may, by written notice to the other, have such dispute referred to the President of WC and the President of the BMS Worldwide Medicines Group (or their designees) for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days after such notice is received, then such dispute shall be finally resolved, but only if written notice is thereafter served by a Party on the other Party specifically requesting binding arbitration pursuant to Section 14.3.2.

                  14.3.2 Where a Party has served a written notice upon the other requesting binding arbitration of a dispute pursuant to this Section 14.3.2, any such arbitration shall be held in New York, New York, according to the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA"). Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the AAA rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the New York Rules of Evidence, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator shall also be able to award direct damages, but shall not award any other form of damages (e.g., consequential, punitive or exemplary damages). The reasonable fees and expenses of the arbitrators, along with the reasonable legal fees and expenses of the Parties (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section 14.3.

                  14.3.3 Notwithstanding anything to the contrary in this
Section 14.3, either Party may seek immediate injunctive or other interim relief without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement or misappropriation of the patent rights, copyright rights, trademarks, confidential information, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of Article 9.


         Section 14.4 Entirety of Agreement. This Agreement, the Related Agreements and the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Agreements.

         Section 14.5 Public Announcements. The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any stock exchange) in which event the other Party shall use commercially reasonable efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

         Section 14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         Section 14.7 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between WSP and WC. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

         Section 14.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

         Section 14.9 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

         Section 14.10 Expenses. Each of WSP and WC shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and, except as set forth in this Agreement or any Related Agreements, the performance of the obligations contemplated hereby and thereby.

         Section 14.11 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 14.12 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.


         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in multiple counterparts by its duly authorized representative.


                                    WESTWOOD-SQUIBB PHARMACEUTICALS, INC.


                                    By: /s/ Robert E. Ewers, Jr.
                                        ------------------------
                                        Name: Robert E. Ewers, Jr.
                                        Title:   Authorized Signatory

                                    WARNER CHILCOTT, INC.


                                    By: /s/ Beth Hecht
                                        ----------------------------------------
                                        Name: Beth Hecht
                                        Title: Senior Vice President and
                                               General Counsel

                                    SCHEDULE

Schedule 1.1A         -      List of Products and Trademarks

Schedule 1.1B         -      Specifications for the Products

Schedule 2.3.1        -      Initial Order of Product for First Six Months After Effective Date

Schedule 2.5          -      Certificate of Analysis

Schedule 2.10.2       -      Line Extension Products

Schedule 2.10.3       -      Development Activities

Schedule 3.1.1        -      Initial Purchase Price; Minimum Batch Sizes

Schedule 3.1.2        -      Variable Product Costs

                                  SCHEDULE 1.1A
                   LIST OF PRODUCTS AND ASSOCIATED TRADEMARKS


                    Products                                      Associated
                    --------                                      ----------
                                                                  Trademarks
                                                                  ----------
Estrace Cream 42.5gm                                              Estrace(R)

Estrace Cream 12gm w/applicator                                   Estrace(R)

Ovcon-35 Tablet Oral 6x28                               Ovcon(R); Ovcon & Moon Design

Ovcon-35 Tablet Oral 6x28 CLI                           Ovcon(R); Ovcon & Moon Design

Ovcon-35 Tablet Oral 28's sample                        Ovcon(R); Ovcon & Moon Design

Ovcon-35 Tablet Oral 6x21                               Ovcon(R); Ovcon & Moon Design

Ovcon-50 Tablet Oral 6x28                               Ovcon(R); Ovcon & Moon Design

Ovcon-50 Tablet Oral 1x6x28                             Ovcon(R); Ovcon & Moon Design

Ovcon-50 Tablet Oral 6x28 sample                        Ovcon(R); Ovcon & Moon Design

Note:  The shelf life for Estrace is three (3) years.

                                  SCHEDULE 1.1B
                             PRODUCT SPECIFICATIONS

                                  See Attached

                                 SCHEDULE 2.3.1
                         INITIAL ORDER OF PRODUCT BY WC
                    FOR FIRST SIX MONTHS AFTER EFFECTIVE DATE

                             [To be provided by WC]

                                  SCHEDULE 2.5
                             CERTIFICATE OF ANALYSIS

                                  See Attached

                                 SCHEDULE 2.10.2
                             LINE EXTENSION PRODUCTS

                  "Line Extension Products" shall mean any of (i) the Estrace 12gm 4 pack and (ii) the Estrace 1gm "Unit of Use".

                                 SCHEDULE 2.10.3
                             DEVELOPMENT ACTIVITIES

WSP will provide services for Line Extension Products and including:

1.       Formulation Development
2.       Analytical Development including stability studies
3.       Pilot Scale Production
4.       Process Scale-Up

WSP will issue written updates and reports, as agreed by the parties, in respect of the foregoing.

                                 SCHEDULE 3.1.1
                   INITIAL PURCHASE PRICE; MINIMUM BATCH SIZES


                                                                      INITIAL
                                                                   PURCHASE PRICE               MINIMUM
                                                                    (U.S. DOLLARS)              BATCH SIZE
                                                                    --------------              ----------
Estrace Cream 42.5gm                                                     0.880                    22,608

Estrace Cream 12gm w/applicator                                          0.765                    74,496

Estrace Cream 12gm 4 pack*                                               2.370                    74,160

Ovcon-35 Tablet Oral 6x28                                                4.692                    33,988

Ovcon-35 Tablet Oral 6x28 CLI                                            4.761                    33,988

Ovcon-35 Tablet Oral 28's sample                                         6.429                    18,470

Ovcon-35 Tablet Oral 6x21                                                4.520                    33,988

Ovcon-50 Tablet Oral 6x28                                                5.072                    33,852

Ovcon-50 Tablet Oral 1x6x28                                              5.244                    33,852

Ovcon-50 Tablet Oral 6x28 sample                                         7.360                    18,470

--------
   * Line Extension Product

                                 SCHEDULE 3.1.2
                             VARIABLE PRODUCT COSTS

                                                                                          VARIABLE PRODUCT
                                                                                          ----------------
                                                                                                COSTS
                                                                                                -----
Estrace Cream 42.5gm                                                                                  .576

Estrace Cream 12gm w/applicator                                                                       .505

Estrace Cream 12gm 4 pack*                                                                           1.378

Ovcon-35 Tablet Oral 6x28                                                                            2.906

Ovcon-35 Tablet Oral 6x28 CLI                                                                        2.967

Ovcon-35 Tablet Oral 28's sample                                                                     3.789

Ovcon-35 Tablet Oral 6x21                                                                            2.763

Ovcon-50 Tablet Oral 6x28                                                                            3.239

Ovcon-50 Tablet Oral 1x6x28                                                                          3.390

Ovcon-50 Tablet Oral 6 x28 sample                                                                    4.596


--------
   * Line Extension Product